As filed with the Securities and Exchange Commission on July 7, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4066508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

79 Fifth Avenue, 8th Floor
New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2000 Stock Option Plan

2009 Long Term Incentive Plan

2009 Employee Stock Purchase Plan

Fast Track Systems Inc. 1999 Incentive Stock Plan

(Full title of the plan)

Michael I. Otner

General Counsel and Secretary

79 Fifth Avenue, 8th Floor, New York, New York 10003

Telephone: (212) 918-1800

Copies to:

Paul Jacobs, Esq.

Warren J. Nimetz, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue, New York, New York 10103

Telephone: (212) 318-3000, Facsimile: (212) 318-3400

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share
— Outstanding under Amended and Restated 2000 Option Plan (2)	2,687,246	$16.71 (3)	$44,903,880.66	$2,505.64
— Outstanding under Fast Track Systems Inc. 1999 Incentive Stock Plan (2)	45,246	$ 2.36 (3)	$ 106,780.56	$ 5.96
— Outstanding under 2009 Long Term Incentive Plan	201,244	$14.00 (3)	$ 2,817,416.00	$ 157.21
— To be issued under 2009 Long Term Incentive Plan	2,128,161	$16.14 (4)	$34,348,518.54	$1,916.65
— To be issued under 2009 Employee Stock Purchase Plan	500,000	$16.14 (4)	$ 8,070,000.00	$ 450.31

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plans as a result of stock splits, stock dividends or similar transactions.
(2)	No new awards will be made under the Amended and Restated 2000 Option Plan or the Fast Track Systems Inc. 1999 Incentive Stock Plan.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose calculating the registration fee. The price per share represents the weighted average exercise price for outstanding options under the respective plans.
(4)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose calculating the registration fee, based upon the average high and low prices of the Common Stock on July 6, 2009, as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the Fast Track Systems Inc. 1999 Incentive Stock Plan, the Amended and Restated 2000 Option Plan, the 2009 Long Term Incentive Plan and the 2009 Employee Stock Purchase Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

Medidata Solutions, Inc., or the Registrant, hereby incorporate by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i) Our prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on June 25, 2009, relating to our Registration Statement on Form S-1 (File No. 333-156935) and which includes audited financial statements for our latest fiscal year;

(ii) The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-34283) filed with the Commission on June 19, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interest of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The registrant’s fourth amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or hereafter may be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director. The registrant’s amended and restated bylaws provide that the registrant shall indemnify any director or officer of the corporation, and may indemnify any other person, who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the registrant has entered into indemnification agreements, with its directors and executive officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status.

The registrant maintains directors’ and officers’ liability insurance for its officers and directors.

Reference is made to Item 9 below for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1*	Specimen certificate evidencing shares of common stock
5.1	Opinion of Fulbright & Jaworski L.L.P. regarding legality of securities being registered
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	Amended and Restated 2000 Option Plan and forms of agreements thereunder
99.2*	2009 Long Term Incentive Plan and forms of agreements thereunder
99.3*	2009 Employee Stock Purchase Plan
99.4	Fast Track Systems Inc. 1999 Incentive Stock Plan and forms of agreements thereunder
99.5*	Agreement and Plan of Merger, dated February 13, 2008, among Medidata Solutions, Inc., Medidata FT, Inc., Fast Track Systems, Inc. and Shareholder Representative Services LLC

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-156935), as declared effective on June 24, 2009

ITEM 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 7, 2009.

MEDIDATA SOLUTIONS, INC.

By:	/s/ Michael I. Otner
Michael I. Otner
General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Medidata Solutions, Inc., hereby severally constitute and appoint Tarek A. Sherif, Bruce D. Dalziel and Michael I. Otner, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TAREK A. SHERIF Tarek A. Sherif	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	July 7, 2009

/S/ BRUCE D. DALZIEL Bruce D. Dalziel	Chief Financial Officer (Principal Financial Officer)	July 7, 2009

/S/ CORY DOUGLAS Cory Douglas	Controller (Principal Accounting Officer)	July 7 2009

/S/ GLEN M. DE VRIES Glen M. de Vries	Director	July 7, 2009

Carlos Dominguez	Director	July 7, 2009

/S/ NEIL M. KURTZ, M.D. Neil M. Kurtz, M.D.	Director	July 7, 2009

/S/ GEORGE MCCULLOCH George McCulloch	Director	July 7, 2009

/S/ PETER SOBILOFF Peter Sobiloff	Director	July 7, 2009

/S/ ROBERT B. TAYLOR Robert B. Taylor	Director	July 7, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1*	Specimen certificate evidencing shares of common stock
5.1	Opinion of Fulbright & Jaworski L.L.P. regarding legality of securities being registered
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	Amended and Restated 2000 Option Plan and forms of agreements thereunder
99.2*	2009 Long Term Incentive Plan and forms of agreements thereunder
99.3*	2009 Employee Stock Purchase Plan
99.4	Fast Track Systems Inc. 1999 Incentive Stock Plan and forms of agreements thereunder
99.5*	Agreement and Plan of Merger, dated February 13, 2008, among Medidata Solutions, Inc., Medidata FT, Inc., Fast Track Systems, Inc. and Shareholder Representative Services LLC

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-156935), as declared effective on June 24, 2009.